Exhibit 21.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Aspider Holding B.V.	Netherlands
Aspider Solutions Global Holdings Ltd.	Malta
Aspider Solutions International Holdings Ltd.	Malta
Aspider Solutions Ireland Ltd.	Ireland
Aspider Solutions Malta Ltd.	Malta
Aspider Solutions Nederland B.V.	Netherlands
Business Mobility Partners, Inc.	Delaware
Indico Individual and Organizational Development S.R.L	Dominican Republic
INDICO Holdings LLC	Delaware
Integron B.V.	Netherlands
Integron LLC	Delaware
King LLC Merger Sub, LLC	Delaware
KORE TM Data Processamento De Dados LTDA	Brazil
KORE Brasil Ltda	Brazil
KORE Singapore Pte.Ltd.	Singapore
KORE Wireless Canada Inc.	Canada
KORE Wireless GmbH	Germany
KORE Wireless GmbH	Switzerland
KORE Wireless Group Inc.	Delaware
KORE Wireless Inc.	Delaware
KORE Wireless Mexico S. de R.L. de C.V.	Mexico
KORE Wireless Nederland B.V.	Netherlands
KORE Wireless Pty Ltd.	Australia
KORE Wireless UK Ltd.	United Kingdom
Nest Generation Innovation BVBA	Belgium
Next Generation Innovation Ltd.	New Zealand
NGA Holding B.V.	Netherlands
Position Logic, LLC	Florida
Raco Wireless LLC	Ohio
Simon IoT LLC	New York
Wyless Connect, LLC	Massachusetts
Wyless, Inc.	Delaware